Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-179337, 333-185900 and 333-185901, and Form S-8 Nos. 333-170875, and 333-181543) of Zogenix, Inc. and in the related Prospectuses of our reports dated March 15, 2013, with respect to the consolidated financial statements and schedule of Zogenix, Inc., and the effectiveness of internal control over financial reporting of Zogenix, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP
San Diego, California
March 15, 2013